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                                  EXHIBIT 11.1

                       INVIVO CORPORATION AND SUBSIDIARIES

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                                     THREE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                ----------------------------
                                                   1999            1998
                                                ----------       ----------
BASIC:

         Weighted average common
          Shares outstanding                     4,280,680       3,269,947
                                                ==========      ==========

         Net Income                             $1,158,200         759,300
                                                ==========      ==========

         Basic net income per common share      $     0.27            0.23
                                                ==========      ==========

DILUTED:

         Weighted average common
          Shares outstanding (basic)             4,280,680       3,269,947

         Dilutive stock options                    242,575         246,442
                                                ----------      ----------

         Weighted average common
          Shares outstanding (diluted)           4,523,255       3,516,389
                                                ==========      ==========

         Net Income                             $1,158,200         759,300
                                                ==========      ==========

         Diluted net income per common share    $     0.26            0.22
                                                ==========      ==========



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